            Imagination in Education

For Immediate Release

CECIL ANDRUS RETIRES FROM PCS EDVENTURES!

BOARD OF DIRECTORS

          Boise, Idaho – March 1, 2010 - PCS Edventures!.com, Inc. (OTCBB: PCSV-News), a leading provider of K-12 programs that focus on Science, Technology, Engineering and Mathematics (STEM), today announced the retirement of Cecil D. Andrus from the Company’s Board of Directors.

Mr. Andrus advised the Company that he is retiring for personal reasons and not because of any disagreement with the Company concerning its operations, policies or practices.  Mr. Andrus stated, “I have gladly devoted time and effort over the years to help the Company fulfill its commitment to enhance the education of children in the U.S. and other countries.  I also recognize the tremendous opportunity this represents for building shareholder value and feel the Company is now well on its way to profitability and financial success.  I have complete confidence in the Company’s management to continue its mission.”

"Mr. Andrus has given PCS a decade and half of dedicated service," noted Anthony A. Maher, Chairman, Chief Executive Officer, and Acting Financial Officer of PCS Edventures!.com, Inc.  "Our Company has benefited from his wise counsel, and we will miss his direct style and insight."

Governor Andrus joined the PCS Board of Directors in November 1995, following his retirement from public service in January of that year.  Previously, Mr. Andrus had served as Governor of the state of Idaho, the only person elected Governor of the state four different times (1970, 1974, 1986, and 1990).  Mr. Andrus also served as the Secretary of the Interior in the Carter Administration, the first Idahoan to serve in a Presidential Cabinet.  After leaving public service, Mr. Andrus founded and now directs the Andrus Center for Public Policy at Boise State University.  In addition, Mr. Andrus is a former Director of Albertsons and KeyCorp and a former Director of The Coeur D'Alene Mines and Rentrak Corp. He also serves "Of Counsel" to the Gallatin Group, a public affairs and corporate analysis firm.

About PCS Edventures!

PCS Edventures! is the recognized leader in the design, development and delivery of educational learning labs bundled with related technologies and programs to the K-12 market worldwide. The PCS suite of products includes hands-on learning labs involving such technology-rich topics as Science, Technology, Engineering and Math (STEM), along with other products and services that are rich in imagination, innovation, and creativity.  PCS programs have been deployed at over 6,000 sites in all 50 United

States and in 17 countries internationally.  Additional information is available at www.edventures.com .

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended March 31, 2009 and Form 10-Q for the nine months ended December 31, 2009 as filed with the Securities and Exchange Commission.

Contact Information:

Financial Contact:  Janelle Conaway 1.800.429.3110 X 101, jconaway@pcsedu.com

Investor Contact:  Anthony A. Maher 1.800.429.3110 X 102,  tmaher@pcsedu.com

Web Site:   www.edventures.com